Exhibit 10.13
Promissory Note & Agreement

$US 400,000	January 13, 2011
In consideration of short term business needs, and in lieu of additional equity investments from [________] (“[__]”), or the other partners of ArborGen Inc. (“ArborGen”), [__] agrees to advance ArborGen the sum total of Four hundred thousand dollars ($US 400,000.00) by the 21st of January, as a short term loan. The proceeds of this advance shall constitute the principle balance of a Note Payable to [__] at the below terms. ArborGen, in consideration for the short term loan, agrees to repay the note by the earlier of (i) July 15, 2011, or (ii) within seven (7) business days of the closing of ArborGen’s Initial Public Offering (“IPO”), or the receipt of other sufficient proceeds from equity contributions.
Interest and Interest Payments
During the term of this note, the outstanding principle shall bear interest at a rate equal to the 90-day LIBOR rate as of January 13, 2011 plus 3.0 percent, and shall be updated quarterly on the 13th of the month following the close of the quarter, for any remaining outstanding balance. At its inception, the rate shall be set at:
LIBOR 0.303%+ 3.0 = Rate at inception 3.303%
All interest accrued will be forgiven in its entirety provided that the loan balance is repaid under the terms of the agreement.
Maturity and Timing of Payments
Repayment shall be made by Wire Transfer to the benefit of [________] in the full amount of $400,000.00 according to the dates defined above. If for any reason, payment shall be delayed beyond the due date, [__] shall be entitled to further remuneration on demand of the balance and any accrued interest, back to the inception date.
Any adjustment to the terms of the note, or extensions to the original short-term loan period, may only be made with the express written agreement of [__] and ArborGen. Any notices or communications or payments made regarding this note shall be sent as follows:
[________]
Care of: [________]
Miscellaneous
[__] is hereby authorized to record on a schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each payment and prepayment of principal and interest thereon and the unpaid balance of this Promissory Note; provided however, that the failure of [__] to record such information, or any error made in the recording of such information, shall not affect the obligations of ArborGen under the Loan Agreement and this Promissory Note.
ArborGen hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of [__] shall operate as a waiver of such rights.
This Promissory Note shall be governed by and construed in accordance with the laws of the State of South Carolina.
IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the day and year first set forth above.

Maker:	Lender:

Geoffrey Clear	[________]

Senior Vice President & Chief Financial Officer

ArborGen Inc.